Exhibit 99.1


This is our twelfth annual report. As you are aware, we have recently expanded to three charters with the opening of our newest bank, Rockford Bank and Trust Company, in Rockford, Illinois. We are pleased to welcome those employees, directors, and new stockholders. We conducted a private placement offering of our common stock in connection with the Rockford opening and added approximately 80 stockholders. The success of our Quad City and Cedar Rapids charters encouraged us to look for another market in which to implement our model of experienced bankers providing high service levels and creating a meaningful and satisfying banking experience for our customers.

Earnings for 2004 and 2003 were very similar in amount but not very comparable with regard to how we achieved them. Highlights of those differences are as follows:

Earnings were reduced by:

o The pre-tax write-off in the first quarter of 2004 of $747 thousand of unamortized issuance costs associated with our 1999 trust preferred offering. These 1999 securities were redeemed on June 30, 2004.

o Additional pre-tax interest costs of $347 thousand supporting both the new and original securities for several months.

o As a result of increased interest rates, our residential mortgage business declined significantly and generated $2.5 million less in gains on sales of loans in 2004 than in 2003.

o We intentionally changed the business plan in our Bancard subsidiary to reduce risk and those fees were $786 thousand less in 2004 as compared to 2003.

Earnings were increased by:

o Increased net interest income of $3.3 million, primarily due to outstanding loan growth of 24%.

o    Reduction in loan loss provision expense of $2.0 million.

As you can ascertain, we made significant improvements in core earnings to overcome the reductions in earnings described above. 2005 will bring earnings challenges as Rockford Bank & Trust will be creating anticipated first year start-up losses and we will bring four new banking facilities online in our three charters.

Consolidated assets increased 23% from $710 million to $870 million. Loans increased by 24%, while deposits grew 15%. Stockholders' equity increased by $9.0 million or 21% as a result of net earnings less dividends and the private placement of common stock.

Earnings for the twelve months ended December 31, 2004 were $5.2 million, or basic earnings per share of $1.23 and diluted earnings per share of $1.20. For 2003, the Company had earnings of $5.5 million, or basic earnings per share of $1.31 and diluted earnings per share of $1.28. Earnings for 2003 were positively impacted by the Company's continued merchant credit card processing through September 2003 for an ISO portfolio, which had been sold in October 2002. This ISO processing contributed $864 thousand, or $0.20 in diluted earnings per share, to the Company's net income during 2003.

In February 2004, the Company issued $8.0 million in floating rate and $12.0 million in fixed rate trust preferred securities. In connection with this issuance, the Company redeemed, on June 30, 2004, $12.0 million of trust preferred securities originally issued in 1999. Prior to this redemption, in March 2004 the Company had expensed $747 thousand of unamortized issuance costs associated with the 1999 trust preferred securities. The write-off of these costs, combined with the additional interest costs of supporting both the original and the new securities from February through June, resulted in an after-tax reduction to net income during 2004 of $729 thousand, or $0.17 in diluted earnings per share. We believe that this refinancing strategy will provide significant long-term benefits to the Company as the new fixed rate securities were issued at a rate of 6.93% for the first seven years and the floating rate securities currently carry a rate of 5.41%, as compared to a rate of 9.2% on the 1999 fixed rate securities.

Excluding the one-time write-off of these unamortized issuance costs and the additional interest costs incurred for approximately four months, net income for 2004 would have been $5.9 million, or diluted earnings per share of $1.37, a 9% improvement over earnings for 2003. Although excluding the impact of this event is a non-GAAP measure, we believe that it is important to provide such information due to the non-recurring nature of this expense and to more accurately compare the results of the periods presented.

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We are very pleased by the $3.3 million  increase in net interest income that we experienced in 2004, which was primarily the result of a 24% increase in our loan portfolio from one year ago. We also reported improvements this year in non-interest income, as trust department fees increased by 13% and deposit service fees increased by 8%. In summary, our significant increases in net interest income and certain areas of non-interest income have virtually offset the expected reductions in gains on loan sales and merchant credit card fees, as well as the one-time cost of our trust preferred securities refinancing.

Cedar Rapids Bank and Trust Company has continued to experience rapid growth, reaching total assets of $233.4 million, net loans of $169.7 million, and deposits of $174.5 million as of December 31, 2004, and improved profitability, as the bank had after-tax net income of $768 thousand for 2004, as compared to $192 thousand one year ago. Cedar Rapids Bank & Trust is also growing its physical presence in the market with the construction of both a new main office in downtown Cedar Rapids, which is scheduled for completion in mid 2005, and a branch facility located in northern Cedar Rapids on Council Street, which is also expected to open in mid 2005.

In June, the Company announced plans to expand to Rockford, Illinois with its third bank charter, which operated since mid-September as a temporary branch facility of Quad City Bank and Trust Company. On January 3, 2005, Rockford Bank and Trust Company began operations under its own charter in its permanent location at 127 Wyman Street.

We previously announced plans for a fifth Quad City Bank and Trust Company banking facility, to be located in the Five Points area of West Davenport. Construction of the new facility, which is expected to be complete late in the first quarter of 2005, will help to promote the growth of our market share in the Quad Cities.

Nonaccrual loans at December 31, 2004 were $7.6 million, of which $6.4 million, or 85%, resulted from four large commercial lending relationships at Quad City Bank & Trust. At year end, accruing loans past due 90 days or more were $1.1 million, of which $739 thousand, or 65%, were the result of three additional lending relationships at Quad City Bank & Trust. Despite the increase in non-performing assets since one year ago, we believe that the current level of allowance to total loans of 1.43% is adequate. The existence of a strong collateral position, a governmental guarantee, or an improved payment status on several of these non-performers has significantly reduced the Company's exposure to loss. Quad City Bank & Trust is working closely with all of these customers. We are continually monitoring the Company's loan portfolio and the level of our allowance for loan losses.

Domestically, economic fundamentals are sound - the economy is growing, incomes are growing, inflation is muted, consumers are active, and corporate leaders are mulling expansion. Employment growth returned in 2004, adding over two million net new jobs and reducing unemployment to 5.4%; corporate surveys suggest more progress in 2005. Though we expect interest rates to continue their ascent, absent a marked quickening of pace, debtors should be able to adapt to changing costs.

On the global front, conditions are less sanguine. In particular, Iraq faces post-election unrest. Middle East politics and the price of oil will retain headline attention. A declining dollar is a good-news/bad-news condition; while the cost of U.S. imports may rise and the price of U.S. exports may decline, the real issue remains the global economic momentum. The U.S. needs ongoing, real growth in the rest of the world.

And what of the 2005 equity markets? As a result of the fourth quarter's sharp run-up, 2004 extended the 2003 return recovery. Although it is difficult to expect such a pace to continue, ongoing economic progress should propel earnings growth.

Going forward, we will allocate significant time and resources to comply with the rules and regulations of the Sarbanes-Oxley legislation. As a result of corporate malfeasance and greed of a few, all American publicly traded companies are expending considerable efforts to make sure that internal controls are adequate and that appropriate corporate governance is in place. We will need to delay certain projects and agendas so that our employees can spend sufficient time on compliance. In 2005 and beyond, public accounting firms will have huge revenue years as they audit the additional compliance requirements. America's companies will be better governed and surprises should be fewer, but this will come with significant costs to those same companies.

We continue to be successful in attracting high quality, talented, and motivated individuals to our organization. We now number in excess of 265 employees and they are our biggest asset. They truly believe that their jobs are to create the most satisfying experiences for our customers and co-workers. It is our job to maintain that culture, and if we do so, we think you will be appropriately rewarded for your investment.

Thanks to all of our constituencies for your continued support. Serving you is certainly our pleasure.

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